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                                    April 30, 1998




Greg Smith
Digital River Inc.
5198 W. 76th Street
Edina, MN  55439

Re: Termination of Lease between Tech Squared Inc. and Digital River Inc. Dated April 22, 1998

Dear Greg:

This is to confirm Digital River Inc.'s intention to terminate the sublease agreement ("sublease") related to office and warehouse space at 5198 W. 76th Street, Edina, MN 55439 between Tech Squared Inc. ("Tech") and Digital River Inc. ("DR"). Whereas you have indicated your intention to vacate the office and warehouse space at the above listed address under the following assumptions and conditions:

It has been assumed that DR would occupy the office and warehouse space throughout the rental agreement between Tech Squared Inc. and Duke Realty, which currently expires June 1999. Under typical real estate terminations it is likely the tenant would require at least a 6-month to one-year termination notice. By DR's intention of vacating the space by the end of July 1997 Tech is put into a difficult position to sublet the office space being vacated.
It is upper level office space with no direct access unless modifications are made. Thus, Tech stands to lose over $100,000 of rental payments. In order to minimize the financial impact to Tech and to conduct this transaction in an equitable and mutually beneficial manner Tech proposes the following:

1. DR will pay rent at the current rate of thirteen thousand dollars ($13,000) per month through the month of departure. This does not include the intercompany telephone charge allocated to DR each month which will continue to be charged through the month of departure.

2. For the period of the first of the month following the month of departure through December 31, 1998 or until a party is found by either Tech or DR to sublease the vacated space, whichever is earlier, DR will be charged four-thousand three hundred fifty-three dollars ($4,353) for office rent. In the event that a party is found to occupy any of the vacated office space, DR will be responsible for the entire month's rent if the tenant occupies the space after the 15(th) of the month. If they take possession prior to the 15(th) DR will not be responsible for any of that month's rent. Under no circumstances will a tenant be allowed to occupy the premises earlier than the termination date as specified by a signed termination notification from DR and received and signed by Tech.

3. Digital River will continue to pay warehouse rent as long as Digital River product (including owned, consigned or otherwise transacted) remains in the warehouse. The formula that has been used in the past will continue to be used, i.e., # of Bins holding Digital River product / Total Bin Space * Total Warehouse Square footage * 7.25 psf. Tech will calculate the warehouse rent using the above formula on the first of each month to determine the warehouse rent due from Digital River.

4. Digital River agrees that, pursuant to the Rent Agreement (the "Rent Agreement") signed between Tech Squared Inc. and Digital River Inc. dated July 1, 1997, Tech Squared Inc. will continue to amortize the deposit made against intercompany charges at the rate of $924 per month through the month of departure. Digital River also acknowledges that according to item #2 in the Rent Agreement the unamortized portion of the deposit will not be refundable to Digital River under any circumstances, regardless of whether they continue to occupy the space.

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TECH SQUARED INC.:                             DIGITAL RIVER, INC.:
By: /s/ Jeff Abramovitz  Date: May 4,1998      By: /s/ Joel A. Ronning  Date:  May 4, 1998
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Its:  Controller                               Its:  President
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